FOR IMMEDIATE RELEASE

U.S. Premium Beef and National Beef Disappointed by Department of Justice Lawsuit

KANSAS CITY, Missouri, October 20, 2008—U.S. Premium Beef, LLC (USPB) and National Beef Packing Company, LLC (National Beef) today confirmed that the United States Department of Justice (DOJ) filed a civil antitrust suit in the U.S. District Court for the Northern District of Illinois to enjoin JBS S.A’s proposed acquisition of National Beef.

“We are disappointed that the DOJ does not recognize that this transaction is pro competitive and we plan to vigorously contest the DOJ’s attempt to block it,” said Steve Hunt, Chief Executive Officer of USPB

John R. Miller, CEO of National Beef, added that, “this transaction will bring tremendous value to our customers and other stakeholders through cost savings and other efficiencies as well as increase the depth and reach of our industry-leading programs that deliver better value to both cattle producers and beef consumers.  We will not allow our disappointment with the DOJ’s action to distract us from our continued focus on serving the needs of our customers.”

On March 4, 2008 USPB and National Beef announced an agreement under which JBS S.A. will acquire all of the outstanding membership interests of National Beef for US$560 million plus the assumption of all of National Beef’s debt and other liabilities at closing. As previously announced, USBP producer members overwhelmingly voted to approve the transaction on March 14, 2008. Consummation of the transaction remains subject to resolving this matter with the DOJ.

U.S. Premium Beef, LLC is the majority owner of National Beef Packing Company, LLC, a leading U.S. beef processor. More than 2,100 producers from 36 states have marketed cattle on USPB’s quality-based grids. These high quality cattle are the foundation of National Beef’s value-added product lines and have enabled it to be a leader in branded product programs for both domestic and international markets. More information about USPB is available at www.uspremiumbeef.com .

National Beef Packing Company, LLC, based in Kansas City, MO, has operations in Liberal and Dodge City, Kansas; Brawley, California; Hummels Wharf, Pennsylvania; Moultrie, Georgia and Kansas City, Kansas. National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets. More information about National Beef is available at www.nationalbeef.com .

            Safe Harbor Forward Looking Statement: USPB and National Beef are including the following cautionary statement in this news release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on their behalf. Forward-looking statements include statements regarding the sale of National Beef to JBS S.A. and are based on the current expectations and assumptions of USPB and National Beef, which are subject to a number of risks and uncertainties that could cause the actual outcomes and results to differ materially from those contemplated by these forward-looking statements. Some of these risks and uncertainties were discussed in the Proxy Statement previously mailed to USPB’s members as well as recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q by these companies. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this release will in fact transpire. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors.

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USPB contact:	National Beef contact:
Bill Miller	Simon P. McGee
Director of Communications	Vice President,
816-713-8800	Corporate Strategy & Acquisitions
bjmiller@uspb.com	816-713-8618
spmcgee@nationalbeef.com